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                                                                   EXHIBIT 23




                     CONSENT OF COOPERS & LYBRAND L.L.P.


Re: Ford Motor Credit Company Registration Statement No. 33-30875 on Form S-8
    and Registration Statement Nos. 33-24928, 33-55237, 33-53101 and 33-55945
    on Form S-3.


We consent to the incorporation by reference in the above Ford Motor Credit Company Registration Statements of our report dated January 27, 1995 on our audits of the consolidated financial statements of Ford Motor Credit Company and Subsidiaries at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in Ford Motor Credit Company's Current Report on Form 8-K dated February 10, 1995, which report contains an explanatory paragraph indicating Ford Credit changed its methods of accounting for postretirement health care benefits and income taxes in 1992.

COOPERS & LYBRAND L.L.P.



Detroit, Michigan
February 10, 1995